Exhibit 1.1

BYLAWS OF AMÉRICA MÓVIL,

SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE

ARTICLE ONE.- The name of the Company is “AMÉRICA MÓVIL,” which shall be followed by the words “SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE” or their abbreviation, “S.A.B. DE C.V.”

ARTICLE TWO.- The domicile of the Company is Mexico City, which shall be the seat of its management and its effective center of operations. However, the Company may establish offices, branches or agencies anywhere in the United Mexican States and abroad, or agree to submit to the laws of any jurisdiction within the United Mexican States or any foreign jurisdiction, or to the jurisdiction of the competent courts therein in connection with any legal or other act, or consent to the delivery of all types of judicial or extra-judicial notifications or notices of process at any given address in the United Mexican States or abroad, or appoint either general or special attorneys-in-fact for purposes of the receipt of any such notification or notice or for any other purpose in the United Mexican States or abroad, without being deemed to have changed its domicile as a result.

ARTICLE THREE.- The purposes of the Company are:

(a) To promote, incorporate, organize, exploit, acquire and hold ownership interests in the capital or assets of all types of domestic or foreign industrial, commercial, service or other companies, partnerships or entities, and to participate in their management or liquidation.

(b) To acquire, in any legal capacity whatsoever, shares of stock of or partnership, ownership or other interests in all types of companies or entities, whether upon their organization or thereafter; to transfer, dispose of or trade in any such shares or partnership or other interests, including any other negotiable instruments; and, if the shares of stock of the Company are registered at the National Securities Registry (Registro Nacional de Valores), to repurchase such shares in accordance with the general rules issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

(c) To build, install, maintain, operate and exploit public telecommunications networks in order to provide all types of telecommunications services and any service which involves the transmission or conduction of video, voice or data signals or any other content, provided that the Company holds the requisite concessions and permits.

(d) To acquire direct dominion over real property, subject to Article 27 (twenty-seven) of the Political Constitution of the United Mexican States and to the Foreign Investment Law (Ley de Inversión Extranjera) and its Regulations.

(e) To grant and take under lease all types of real property and rights thereto, and to engage in all types of legal acts intended to secure or allow the use and/or enjoyment of real property.

(f) To acquire, dispose of and engage in any other legal acts in respect of any such items of personal property, personal rights, machinery, equipment and tools as may be necessary or advisable to achieve its corporate purposes.

(g) To engage in any legal acts in respect of credits or rights.

(h) To engage in any legal acts relating to patents, trademarks, trade names or any other intellectual property right.

(i) To render and retain all types of technical, scientific and administrative advisory and assistance services.

(j) To issue bonds and debentures.

(k) To establish branches, agencies and offices in the United Mexican States or abroad.

(l) To act as commission or other agent or representative for Mexican or foreign individuals or business entities.

(m) To lend or borrow money.

(n) To accept, issue, guarantee and/or endorse all types of negotiable instruments.

ñ) To grant all such types of guaranties in respect of obligations of third parties, including those of its subsidiaries or of unrelated companies, whether domestic or foreign, including through the creation of real rights and deeds of trust, as may be necessary or advisable to achieve its corporate purposes.

(o) To guarantee by any legal means whatsoever, for or without consideration, the satisfaction of the obligations of unrelated natural or legal persons, whether domestic or foreign, including through the creation of real rights and deeds of trust, and to act as co-obligor of unrelated natural or legal persons, whether domestic or foreign.

(p) To perform any act or enter into any contract which is in furtherance of its corporate purposes and is permitted by law of a limited liability company (sociedad anónima).

ARTICLE FOUR.- The duration of the Company shall be indefinite.

ARTICLE FIVE.- The Company is of Mexican nationality. All current or future foreign shareholders of the Company formally agree with the Ministry of Foreign Affairs (Secretaría de Relaciones Exteriores) (or any successor thereto) of the United Mexican States to be regarded as Mexican as with respect to the shares of stock of the Company acquired or held by them, to the items of property, rights, concessions, participations or interests held by the Company, or to the rights and obligations arising under the contracts with Mexican authorities to which the Company is a party. Consequently, all current or future foreign shareholders agree not to seek protection from their governments under penalty, otherwise, of forfeiture of the equity interests acquired by them in favor of the Nation.

The shares of stock issued by the Company may not be acquired by foreign governments or countries, under penalty of being rendered null and void and of no value whatsoever to their holders upon their acquisition. Minority equity interests held in the form of common shares of stock issued by the Company, by foreign state-owned enterprises that exist as their own entities and have their own assets, shall not be regarded as held by a foreign government or country; provided, that solely by reason of its acquisition of any such interest or participation in the Company any such foreign enterprise shall be deemed to have agreed to be regarded as Mexican as with respect to such interest or participation and to not seek or accept any protection from or diplomatic intervention by its country of origin, any other foreign country or any public or private international body, under penalty of forfeiture of such interest or participation in favor of the Nation.

ARTICLE SIX.- The capital stock is variable. The minimum fixed portion of the capital stock, which is not subject to withdrawal, amounts to MXN 231,289,892.26 (two hundred thirty-one million two hundred eighty-nine thousand eight hundred ninety-two pesos and twenty six cents), divided into an aggregate of 61,245,000,000 (sixty-one billion two hundred and forty-five million) no-par value Series “B” registered common shares, of which are fully paid and non-assessable.

The variable portion of the capital stock is for an unlimited amount and shall be divided into any such number of no-par value registered common shares as may be determined at the ordinary general shareholders’ meeting at which the issuance of such shares is approved.

The Company shall be subject to the provisions contained in the Securities Market Law (Ley del Mercado de Valores) as with respect to all matters pertaining to its capital stock and shares.

ARTICLE SEVEN.- The Company may acquire shares of its own stock or instruments representing such shares irrespective of the prohibition contained in the first paragraph of Article 134 (one hundred thirty-four) of the General Law on Companies (Ley General de Sociedades Mercantiles), provided that all of the requirements set forth in the Securities Market Law and other applicable statutes are met at the time of the relevant transaction.

The maximum amount of funds that may be used each year to acquire shares of the Company’s own stock or negotiable instruments representing such shares shall be determined at the ordinary general shareholders’ meeting; provided, only, that the aggregate amount of funds that may be used for such purpose may in no event exceed the aggregate amount of the net profits of the Company, including any retained earnings.

The acquisition and disposition of shares or negotiable instruments representing shares of the Company’s stock shall be carried out in accordance with the applicable statutes.

For as long as such shares or negotiable instruments are held by the Company, they may not be voted at any shareholders’ meeting and none of the corporate or economic rights conferred by them may be exercised.

Any shares or negotiable instruments representing shares of the Company’s own stock being held by the Company, or, as the case may be, any unsubscribed shares being held thereby in its treasury, may be sold to the public without need for any resolution of the shareholders at a shareholders’ meeting or of the Board of Directors, irrespective of the provisions contained in Article 132 (one hundred thirty-two) of the General Law on Companies.

The Company shall keep a stock ledger and shall regard those who are registered therein as the owners of its shares. The Company will record in such ledger, at the request of any interested party and upon receipt of the requisite evidence, any transfer of shares that is carried out in accordance with these bylaws and the applicable statutes. The stock ledger may be kept at one of the securities depository institutions regulated by the Securities Market Law, which shall make the relevant entry in the terms and for the purposes set forth in articles 128 (one hundred twenty-eight) and 129 (one hundred twenty-nine) of the General Law on Companies, which entry shall be supplemented with the certificates issued by the members of the relevant securities depository.

Pursuant to Article 48 (forty-eight) of the Securities Market Law and Article 130 (one hundred thirty) of the General Law on Companies, as a deterrent against any acquisition of shares that would result in the ability of any shareholder or third party to control the Company directly or indirectly within the meaning of the Securities Market Law, it is hereby stipulated that any acquisition of shares of stock issued by the Company or securities or other negotiable instruments issued in respect of or rights to such shares, in a single transaction or a series of related transactions over any period of time whatsoever, or by a group of related shareholders acting in concert, shall require prior approval by the Board of Directors, in its sole discretion, if the number of shares or the rights to be acquired account for ten percent (10%) or more of the voting shares of stock issued by the Company.

To such effect, the person or group of persons intending to acquire ten percent (10%) or more of the voting shares of stock issued by the Company must request the aforementioned approval in writing through the Chairman and the Secretary of the Board of Directors of the Company. Such request shall include, at least, the following information: (i) a declaration of acceptance of and submission to the terms of the bylaws of the Company and to the discretionary authorization process described in the foregoing Article; (ii) the number of shares issued by the Company then held by the person or group that intends to carry out the acquisition, and the series to which such shares belong; (iii) the number of shares to be acquired and the series to which they belong; (iv) the identity and nationality of each prospective transferee; and (v) a statement as to whether such person or group intends to acquire a significant influence over or the control of the Company, as such terms are defined in the Securities Market Law. The Board of Directors may request any additional information it may deem necessary or advisable for purposes of making a decision with respect thereto.

If the Board of Directors declines to grant the approval required by the foregoing Article, it shall designate one (1) or more purchasers for the shares, who shall be required to pay to the relevant party the price reported for such shares by the stock exchange. If the shares are not registered at the National Securities Registry, the purchase price shall be determined in accordance with Article 130 (one hundred thirty) of the General Law on Companies.

The Board of Directors must issue its decision no later than three (3) months after the date of receipt of the request for approval or, as the case may be, the date of receipt of the additional information it requested, taking into consideration (i) any such criteria as it may deem in the best interest of the Company, its operations and the long-term prospects of the Company and its subsidiaries; (ii) that the economic benefits derived from the enforcement of the foregoing Article may not be exclusive of any one (1) or more shareholders other than the person who intends to acquire the control of the Company; and (iii) that the acquisition of the control of the Company may not be precluded in absolute terms.

The Company may not take any action intended to preclude the exercise of the financial rights of the transferee or which is violation of the provisions of the Securities Market Law relating to mandatory purchase offers. Notwithstanding the above, any person who may have acquired shares of stock of the Company or securities or other negotiable instruments, or rights representing such shares, in violation of the provisions contained in the preceding paragraph, shall be required to pay to the Company liquidated damages in an amount equal to the aggregate price of the shares or securities or other negotiable instruments held by such person directly or indirectly or which were the subject matter of the illicit transaction. If no consideration shall have been involved in the transactions that may have resulted in the acquisition of shares, securities or other negotiable instruments, or rights representing in excess of ten percent (10%) of the capital stock and absent the approval required by this Article, the amount of liquidated damages shall be equal to the market value of such shares, securities or other negotiable instruments, or rights.

For as long as the shares of stock issued by the Company are registered at the National Securities Registry, any transaction executed through the stock exchange shall be subject, in addition to the aforementioned requirement, to the provisions contained in the Securities Market Law and the rules issued thereunder by the National Banking and Securities Commission. For the avoidance of doubt, it is hereby stipulated that transfers of Company shares that do not result in the acquisition of an ownership interest equal to or greater than ten percent (10%) of the voting shares issued by the Company, by any one person or group of persons acting in concert and which are carried out through a stock exchange, shall not require of prior approval by the Board of Directors of the Company. Any person or group of persons who shall have acquired or attained a material ownership interest in the Company, without having first conducted a public purchase offer in accordance with the Securities Market Law, shall not be entitled to exercise the corporate rights conferred by the relevant voting securities and the Company shall be authorized to refuse to register such shares in the ledger referred to in articles 128 (one hundred twenty-eight) and 129 (one hundred twenty-nine) of the General Law on Companies.

Consequently, the persons intending to make an acquisition which requires the conduction of a public purchase offer in accordance with the Securities Market Law must secure the approval of such transaction by the Board of Directors prior to the commencement of the offering period. In any event, the transferees must at all times disclose the existence of the foregoing procedure for securing the prior approval of the Board of Directors in connection with any acquisition of shares representing ten percent (10%) or more of the capital stock of the Company.

In addition, any change of control of the Company shall require prior written approval by a majority of the members of the Board of Directors who were appointed to their positions prior to the occurrence of the relevant change of control event, by means of a resolution adopted at a board meeting called for that specific purpose in accordance with these bylaws.

The provisions contained in the foregoing Article are in addition to and not in lieu of any notice, notification and/or approval required to be given, made or obtained by the prospective transferees pursuant to the applicable statutes.

The Board of Directors may determine in its sole discretion that certain persons are acting as a group or in concert for purposes of this Article. Upon any such determination by the Board of Directors, the relevant persons shall be considered as one and the same for purposes of this Article.

For as long as the shares of stock issued by the Company are registered at the National Securities Registry, the legal persons controlled by the Company may not acquire, directly or indirectly, any shares of stock issued by the Company or negotiable instruments representing such shares, except for acquisitions thereof (i) through investment funds, (ii) by companies in which the Company holds a majority of the shares of stock, in connection with stock option or stock purchase plans established or designed for the benefit of officers or employees of such companies or of the Company, subject to the limitations and other requirements set forth in the Securities Market Law and the general rules issued by the National Banking and Securities Commission, or (iii) as otherwise permitted by the Securities Market Law and other applicable statutes.

Pursuant to the Securities Market Law and the general rules issued by the National Banking and Securities Commission, for as long as the shares of stock of the Company are registered at the National Securities Registry, in the event of cancellation of such registration at the request of the Company or pursuant to a resolution adopted by the National Banking and Securities Commission in accordance with the applicable statutes the Company shall be required to conduct a public purchase offer in accordance with Article 108 (one hundred eight) of the Securities Market Law, which shall be directed solely to the holders of shares or negotiable instruments representing shares, excluding the members of the controlling group of shareholders, as of (i) the date of relevant notice from the National Banking and Securities Commission, if the registration is canceled by resolution thereof, or (ii) the date of the resolution adopted at the extraordinary general shareholders’ meeting, if the registration is canceled voluntarily.

If upon consummation of the public purchase offer but prior to the cancellation of the registration of the shares of stock of the Company or other securities issued in respect thereof at the National Securities Registry, the Company has yet to acquire one hundred percent (100%) of its paid-in capital, the Company shall be required to transfer to a trust, for a period of time lasting no less than six (6) months from the date of cancellation of such registration, an amount sufficient to purchase, at a price equal to the offer price, all of the shares that were not tendered by their holders in connection with the public purchase offer.

Such purchase offer shall be carried out in accordance with the applicable statutes. In any event, the voluntary cancellation of the registration of the Company’s shares of stock at the National Securities Registry shall be subject, in addition to the requirements set forth in the Securities Market Law and other applicable statutes, to (i) its prior approval by the National Banking and Securities Commission and (ii) its approval by the affirmative vote of no less than ninety-five percent (95%) of the outstanding capital at an extraordinary general shareholders’ meeting.

ARTICLE EIGHT.- The minimum fixed capital of the Company may not be increased or decreased except upon a resolution adopted at the extraordinary general shareholders’ meeting or by any other means permitted by the applicable statutes, and upon the amendment of these bylaws, the formalization of such amendment by a notary public of the Company’s choice and the registration thereof at the Public Registry of Commerce (Registro Público de Comercio) for the Company’s domicile. The variable capital of the Company may be increased or decreased without need for any amendment of these bylaws, provided that the relevant increase or decrease is approved at the ordinary general shareholders’ meeting or by any other means permitted by the applicable statutes and is formalized as described hereinabove, and without need for any registration at the Public Registry of Commerce for the Company’s domicile.

The formalities referred to hereinabove as with respect to the increase or decrease of the capital of the Company need not be observed in the event of an increase or decrease under Article 56 (fifty-six) of the Securities Market Law.

All capital increases and decreases shall be recorded in the ledger maintained for such purpose by the Company.

ARTICLE NINE.- The Company may issue unsubscribed shares, which shares shall be held in the Company’s treasury for delivery upon their subscription. The Company may also issue and hold in its treasury unsubscribed shares for their public placement, subject to the satisfaction of the requirements set forth in Article 53 (fifty-three) of the Securities Market Law. Pursuant to Article 53 (fifty-three) of the Securities Market Law, the right of first refusal referred to in Article 132 (one hundred thirty-two) of the General Law on Companies will not be available in the event of a capital increase in connection with a public offering.

ARTICLE TEN.- No capital increase shall be authorized unless and until all of the shares that were issued in connection with the immediately preceding increase have been fully subscribed and paid for, without prejudice of the provisions governing the issuance of unsubscribed shares, except where, pursuant to a resolution adopted at the shareholders’ meeting at which the issuance of such shares was approved, such shares are to be used to satisfy obligations incurred by the Company with the consent of its shareholders. Concurrent with the adoption of the resolutions relating to a capital increase, the shareholders, at the shareholders’ meeting at which such increase is approved, shall determine the terms and conditions for such increase, the amount of the capital contribution per share that shall be due and payable by the subscribers of the relevant shares and the amount of the premium per share, if any, that shall be due and payable by such subscribers in addition to their capital contributions.

Pursuant to Article 132 (one hundred thirty-two) of the General Law on Companies and to the foregoing Article, the shareholders shall have a right of first refusal to subscribe the new shares issued in connection with a capital increase on a pro rata basis according to the number of shares held by each. This right must be exercised within fifteen (15) calendar days from the day immediately following the publication of the resolution adopted at the shareholders’ meeting with respect to the capital increase in the electronic bulletin board established by the Ministry of the Economy (Secretaría de Economía) (or any successor thereto). Any shares that remain unsubscribed upon the expiration of the period of time available to the shareholders for the exercise of their rights of first refusal shall be offered to third parties for their subscription and payment in the terms and within the periods of time stipulated by the shareholders at the shareholders’ meeting at which the capital increase was approved or, absent such stipulation, by the Board of Directors or the special representatives appointed for that purpose at such shareholders’ meeting, provided that such terms may be no more favorable than those which were offered to the shareholders. This right of first refusal will not be available in connection with:

(a) capital increases resulting from the merger of one or more companies into the Company;

(b) the conversion of convertible debentures;

(c) the resale of shares of the Company’s own stock acquired by the Company under Article 56 (fifty-six) of the Securities Market Law and these bylaws;

(d) the capitalization of subscription premiums, retained earnings, reserves and other items;

(e) public offerings of shares under Article 53 (fifty-three) of the Securities Market Law; and

(f) any other event in which the unavailability of such right is permitted by law.

For as long as the Company is a publicly traded limited liability company (sociedad anónima bursátil), the withdrawal right referred to in Article 220 (two hundred twenty) of the General Law on Companies shall be unavailable to holders of shares representing the variable portion of the Company’s capital.

The Company may only issue shares that confer upon their holders rights which are not limited or restricted, which shall be referred to as common shares. Notwithstanding the above, the National Banking and Securities Commission may authorize the issuance of shares other than common shares in accordance with Article 54 (fifty-four) of the Securities Market Law.

All capital decreases shall be governed by Article 135 (one hundred thirty-five) of the General Law on Companies and other related articles thereof; and capital decreases affecting the fixed portion shall be subject, in addition, to Article 9 (nine) of such law.

The capital may be decreased to (i) offset losses, (ii) issue refunds to the shareholders or release the latter from their outstanding payment obligations, (iii) redeem shares with profits, or (iv) cancel any shares that were acquired by the Company on a temporary basis but which have not been resold to the public. The capital may also be decreased in any other manner permitted by law.

Any capital decrease for the purpose of offsetting losses must be carried out in accordance with the terms stipulated by the shareholders at the shareholders’ meeting at which the relevant decrease is approved and may be allocated to both the fixed and variable portions of the capital on a pro rata basis without need for the cancellation of any shares, which are no-par value shares.

Any capital decrease in connection with the redemption of shares with distributable profits must be carried out in accordance with Article 136 (one hundred thirty-six) of the General Law on Companies and with the procedure stipulated by the shareholders at the extraordinary general shareholders’ meeting at which the relevant redemption is approved.

Any proceeds from the redemption of shares which are not claimed by the owners of such shares within one (1) year from their receipt of notice thereof shall be forfeited to the Company.

The Company may redeem any shares with its distributable profits without decreasing its capital. At the extraordinary general shareholders’ meeting at which the redemption is approved, the shareholders shall abide, in addition to the relevant rules set forth in Article 136 (one hundred thirty-six) of the General Law on Companies, by the following specific rules:

1.- The shareholders may resolve that the redemption of shares be made extensive to all of the shareholders on a pro rata basis so that, upon such redemption, each shareholder shall continue to hold the same percentage of the aggregate capital stock that was held by such shareholder prior to the redemption, without need for the cancellation of any stock certificates since the shares of stock are no-par value shares, and without need to hold a lottery to select the shares that will be redeemed, irrespective of whether the shareholders have stipulated a specific redemption amount.

2.- If the shareholders determine that the shares to be redeemed will be repurchased through the stock exchange, the shareholders or, as the case may be, the Board of Directors, shall establish the procedure for the withdrawal of such shares and the number of shares that will be redeemed, and shall appoint an intermediary or a redemption agent, taking into consideration the requirements set forth in the applicable statutes.

3.- Except as provided in sub-paragraphs 1 (one) and 2 (two) above, if the shareholders approve a specific redemption price (i) the shares to be redeemed shall be drawn by lottery before a notary public or public official, (ii) the stock certificates representing the redeemed shares shall be canceled; and (iii) the redemption shall be otherwise subject to the relevant provisions of Article 136 (one hundred thirty-six) of the General Law on Companies.

ARTICLE ELEVEN.- The shares of stock of the Company shall be represented by stock certificates or provisional certificates that shall be numbered sequentially and shall bear the manual or facsimile signature of one (1) or more members of the Board of Directors in accordance with the applicable statutes. All such certificates shall be issued in accordance with the requirements set forth in articles 125 (one hundred twenty-five), 126 (one hundred twenty six) and other related articles of the General Law on Companies and shall in all events include the text of the first paragraph of Article Five of these bylaws.

ARTICLE TWELVE.- Each share shall be indivisible and, accordingly, where a single share is owned by two (2) or more persons such persons shall be required to appoint a joint representative in accordance with Article 122 (one hundred twenty-two) of the General Law on Companies. Absent the appointment of a joint representative, the Company will regard as such the person whose name appears first in the stock ledger kept thereby in accordance with Article 128 (one hundred twenty-eight) of such law.

ARTICLE THIRTEEN.- All transfers of shares shall be deemed unconditional and without reservation against the Company and, accordingly, any person who acquires one (1) or more shares shall assume all of the rights and obligations of the previous holder thereof to the Company.

SHAREHOLDER MEETINGS

ARTICLE FOURTEEN.- The general shareholders’ meeting is the sovereign decision-making body of the Company. General shareholders’ meetings may be ordinary or extraordinary. All such meetings shall be held within the domicile of the Company except in the event of force majeure or acts of God.

Ordinary general shareholders’ meetings are called to consider any matter which is not reserved by law or these bylaws to the extraordinary general shareholders’ meeting. Ordinary general shareholders’ meetings must be held at least once a year, within four (4) months from the end of each fiscal year, to consider, in addition to the matters included in the relevant agenda, the matters specified in Article 181 (one hundred eighty-one) of the General Law on Companies.

In addition to the matters specified in the General Law on Companies, ordinary general shareholders’ meetings must be called to:

(a) Discuss and, as the case may be, approve transactions in which the Company or any of the legal persons under its control intends to enter in any fiscal year that represent twenty percent (20%) or more of the consolidated assets of the Company in accordance with its financial information as of the end of the previous fiscal quarter, irrespective of whether proposed to be consummated concurrently or successively, and which by reason of their characteristics may be deemed to constitute a single transaction. All holders of the voting shares of stock shall be entitled to vote at such meetings; and

(b) Satisfy any other statutory obligation, where applicable.

Extraordinary general shareholders’ meetings are called to consider any of the matters specified in Article 182 (one hundred eighty-two) of the General Law on Companies and any of the following matters: (a) the cancellation of the registration of the shares of stock issued by the Company at the National Securities Registry, (b) any capital increase under Article 53 (fifty-three) of the Securities Market Law, or (c) any other matter which is expressly required by law to be approved at such shareholders’ meeting.

ARTICLE FIFTEEN.- General shareholders’ meetings may be called by the Board of Directors, the Chairman of the Board, the Co-Chairman of the Board, if any such officer has been appointed, the committee or committees responsible for the performance of the audit and corporate practices functions, the chairman of such committee or committees, the Secretary of the Board of Directors or, as the case may be, a judge. The Company shall be subject to the provisions contained in the Securities Market Law as with respect to all matters pertaining to the shareholders’ meetings and the rights of the shareholders.

Holders of voting shares representing, individually or in the aggregate, ten percent (10%) of the capital stock, shall be entitled to request at any time that the Chairman of the Board or the chairman or chairmen of the committee or committees responsible for the performance of the audit and corporate practices functions call a general shareholders’ meeting without giving regard to the percentage set forth in Article 184 (one hundred eighty-four) of the General Law on Companies.

In addition, any holder of one (1) voting share shall be entitled to request that an ordinary general shareholders’ meeting be called in the events and in accordance with the terms set forth in Article 185 (one hundred eighty-five) of the General Law on Companies.

The call shall be issued by means of a notice published in the electronic bulletin board established by the Ministry of the Economy (or any successor thereto), at least 15 (fifteen) calendar days prior to the date set for the meeting. Such notice shall include the agenda for the meeting, that is, a list of the matters that shall be considered thereat, which may not include any "sundry" or other similarly designated matters, as well as the date, time and place thereof and the signature of the individual or individuals that are giving such notice or, if given by the Board of Directors, the signature of its Secretary or the individual designated to such effect by the Board, or, if given by one of the committees responsible for the performance of the audit and corporate practices functions, the signature of its chairman or the individual designated to such effect by such committee.

The shareholders of the Company shall be entitled to be given access, at the offices of the Company, free of charge, to all the information and documents pertaining to each of the items included in the agenda for the relevant general shareholders’ meeting, at least 15 (fifteen) calendar days prior to the date of the general shareholders’ meeting, and to object to the discussion thereat of any "sundry" or other similarly designated matters.

If a second or subsequent call is required, the relevant notice shall be published at least eight (8) calendar days prior to the date of the meeting.

ARTICLE SIXTEEN.- An ordinary general shareholders’ meeting shall be validly convened on first call if at least one-half of the voting shares of common stock is represented thereat. If held on second or subsequent call, an ordinary general shareholders’ meeting shall be validly convened whichever the number of voting shares represented thereat. In all cases, in order for the resolutions of an ordinary general shareholders’ meeting to be valid, such resolutions must be approved, at a minimum, by a majority of the voting shares represented thereat.

An extraordinary general shareholders’ meeting shall be validly convened on first call if at least seventy-five percent (75%) of the voting shares of common stock are represented thereat. If held on second or subsequent call, an extraordinary general shareholders’ meeting shall be validly convened if at least a majority of the voting shares is represented thereat. In all cases, in order for the resolutions of an extraordinary general shareholders’ meeting to be valid, such resolutions must be approved, at a minimum, by the affirmative vote of one-half of the voting shares.

Holders of voting shares, including any limited or restricted voting shares, representing, individually or in the aggregate, ten percent (10%) of the capital stock of the Company, shall be entitled to request that the vote on any matter with respect to which they believe themselves to be not sufficiently informed, be postponed for three (3) calendar days, on one single occasion, irrespective of Article 199 (one hundred ninety-nine) of the General Law on Companies.

Holders of voting shares, including any limited or restricted voting shares, representing, individually or in the aggregate, twenty percent (20%) of the capital stock of the Company, may challenge at court any resolution adopted at a general shareholders’ meeting with respect to any matter on which such holders were entitled to vote, irrespective of the requisite percentage provided for in Article 201 (two hundred one) of the General Law on Companies. Except for the requisite percentage, the exercise of such right shall be subject to the satisfaction of the requirements set forth in articles 201 (two hundred one) and 202 (two hundred two) of the General Law on Companies.

ARTICLE SEVENTEEN.- Pursuant to Article 188 (one hundred eighty-eight) of the General Law on Companies, ordinary and extraordinary general shareholders’ meetings may be validly held without need for advance notice and may validly adopt resolutions if all of the outstanding shares are represented thereat when the votes are cast.

ARTICLE EIGHTEEN.- In order to attend a general shareholders’ meeting and to vote thereat, the shareholders must be registered as such in the stock ledger maintained by the Company (whether directly or through a securities depository) and must be included in the lists of shareholdings produced by the relevant depositaries or by the credit institution that may be acting as registrar in the name and on behalf of the Company. In addition, they shall be required to (i) deposit the stock certificates or provisional certificates representing their shares with the Secretary of the Company, as a condition for being issued an admission pass, or (ii) collect their respective admission passes at the address stipulated in the relevant notice, upon submission of evidence of the deposit of their shares at a credit institution located in the United Mexican States or abroad, or at brokerage firm located in the United Mexican States, in each case within the period of time stipulated in the relevant notice. If the shares are deposited at a securities depository, the admission passes will be issued upon delivery to the Company of the relevant receipts and, as the case may be, the supplemental lists referred to in Article 290 (two hundred ninety) of the Securities Market Law.

The shareholders shall be entitled to cast one vote per common share and may be represented at any shareholders’ meeting by a proxy appointed through a simple proxy letter. In addition to the above, for as long as the shares of stock issued by the Company are registered at the National Securities Registry:

(a) The proxies attending any meeting of shareholders of the Company shall be required to submit proof of their identities by filling the proxy forms provided by the Company in accordance with section III (three) of Article 49 (forty-nine) of the Securities Market Law;

(b) The Company shall make available to the shareholders, at its own offices or through a securities intermediary, for the period of time specified in Article 49 (forty-nine) of the Securities Market Law, the proxy forms prepared by the Company, which shall display in a prominent manner or include (i) the name of the Company, (ii) the relevant agenda, and (iii) a space for any instructions from the principal regarding the exercise of the mandate, in order to enable the shareholders to deliver such forms to their proxies in a timely fashion; and

(c) The Secretary of the Board of Directors of the Company shall be required to ascertain the satisfaction of the provisions contained in this Article and to advise the shareholders’ meeting of such circumstance, which shall be acknowledged in the minutes thereof.

The members of the Board of Directors and the Chief Executive Officer may not serve as proxies for any shareholder at any shareholders’ meeting.

Shareholders’ meetings may be attended by members of the Board of Directors, the Chief Executive Officer and any other individual whose attendant may be deemed appropriate by the Board of Directors or the Chief Executive Officer.

The Company shall also be subject to the provisions of the Securities Market Law relating to shareholders’ meetings and the rights of the shareholders, including the exercise of their voting rights and any shareholders’ agreement.

ARTICLE NINETEEN.- All shareholders’ meetings shall be chaired by the Chairman or the Co-Chairman of the Board, indistinctly, or, in their absence, by any board member or, absent any, by the individual appointed to such effect by the shareholders who are present or represented at the relevant meeting.

The duties of the secretary of the meeting shall be performed by the Secretary of the Board of Directors, if any, or by the individual appointed to such effect by the shareholders who are present or represented at the relevant meeting.

At the beginning of each shareholders’ meeting, the chairperson shall appoint one (1) or more inspectors to determine the number of shares that are duly represented thereat and the percentage of the capital stock of the Company for which they account, and to prepare a list of attendance with the names of the shareholders present or represented at the meeting and the number of shares deposited by each in advance of the meeting.

If time does not allow for the resolution of all the matters for which a shareholders’ meeting at which a quorum is present was called, such meeting may be adjourned and reconvene on a subsequent date without further notice if so approved the number of votes required for the valid adoption of resolutions at such meeting.

The resolutions adopted at the reconvened meeting shall be valid if approved by the number of votes prescribed by these bylaws.

The minutes of each shareholders’ meeting shall contain a record of the resolutions adopted thereat, shall be entered in the relevant minute book and shall be signed for any applicable purposes by the chairperson and the secretary of the relevant meeting. If the minutes of a shareholders’ meeting cannot be included in the minute book, such minutes shall be formalized by a notary public of the Company’s choice. The minutes of any extraordinary general shareholders’ meeting shall be formalized by a notary public and shall be registered at the Public Registry of Commerce.

MANAGEMENT AND OVERSIGHT

ARTICLE TWENTY.- The management of the Company shall be entrusted to a Board of Directors and a Chief Executive Officer, who shall perform the duties set forth in the law and these bylaws.

As prescribed by articles 24 (twenty-four) and 26 (twenty-six) of the Securities Market Law, the Board of Directors of the Company shall be comprised of a minimum of 5 (five) and a maximum of 21 (twenty-one) directors at the discretion of the ordinary general shareholders’ meeting at which they are appointed, of whom at least twenty-five percent (25%) must be independent. Such shareholders’ meeting may appoint up to an identical number of alternates and shall have full discretionary power to establish the rules pursuant to which the alternates shall act in the directors’ stead; provided, that (i) the alternates of the independent directors must also be independent, and (ii) the alternates appointed by the minority shareholders may only act in the stead of the directors appointed by such shareholders.

Any individual meeting the criteria set forth to such effect in the Securities Market Law and other applicable statutes shall be eligible to serve as a member of the Board of Directors. The Company and the members of the Board of Directors shall be required to comply with the provisions of the Securities Market Law relating to the composition, powers and operation of the Board of Directors, including, without limitation, those relating to the duties of care and loyalty, the rules for the appointment and qualification of the independent directors, and the commencement of liability actions against the directors.

At any given time, a majority of the directors and their alternates must be Mexican nationals.

The independent directors and, as the case may be, their alternates, shall be selected on the basis of their experience, skill and professional reputation, taking into consideration, in addition, whether their circumstances will allow them to perform their duties without incurring in conflicts of interest or being subordinated to any personal, patrimonial or economic interest.

The independent status of the directors shall be established at the ordinary general shareholders’ meeting at which the members of the Board of Directors are appointed or confirmed or, as the case may be, at the meeting at which notice of their appointment or ratification is given.

Any independent director who may cease to have such status during the term to which he was appointed shall be required to give notice thereof to the Board of Directors no later than at its next meeting.

No individual meeting the exclusive criteria set forth in Article 24 (twenty-four) of the Securities Market Law shall be eligible for Board membership under any circumstance whatsoever. No individual meeting the exclusive criteria set forth in Article 26 (twenty-six) of the aforementioned law shall be eligible for service as an independent director.

Holders of voting shares, including any limited or restricted voting shares, representing, individually or in the aggregate, ten percent (10%) of the capital stock, shall be entitled to appoint one (1) member of the Board of Directors and his alternate, and to revoke their appointments, at the ordinary general shareholders’ meeting. Such appointments may be revoked by the remaining shareholders concurrent with the revocation of the appointments of all of the other directors, in which case the substituted individuals shall remain ineligible for appointment to the same positions for the 12 (twelve) month period immediately following the date of such revocation. The aforementioned right must be exercised by written notice to the Chairman of the Board of Directors or the Secretary, no later than two business days prior to the scheduled date for the ordinary shareholders’ meeting at which the members of the Board of Directors are to be appointed, ratified or removed.

If one (1) of more shareholders appoint a director through their exercise of the right set forth in the preceding paragraph, the remaining directors shall be appointed by a simple majority of votes, without taking into account the votes of the minority shareholders who have elected to exercise their voting rights in connection with the aforementioned appointment.

Notwithstanding the obligation of the Company to abide by the principles set forth in this Article, for as long as this Article remains in effect the lack of observance of the provisions contained herein, for any reason whatsoever, shall not give rise to any right of a third party to challenge the validity of any legal transaction, contract, arrangement, agreement or other act executed by the Company through its Board of Directors or any other intermediate corporate body, delegate, legal representative or attorney-in-fact, and the observance of such provisions shall not be deemed to constitute a condition precedent to the validity or existence of any such act.

ARTICLE TWENTY-ONE.- The directors and their alternates, the members of the committees responsible for the performance of the audit and corporate practices functions, the executive officers and the managers shall not be required to provide security for the satisfaction of the liabilities they may incur in connection with the performance of their duties, unless otherwise determined at the shareholders’ meeting at which they are appointed. In such event, the relevant collateral shall not be returned to such individuals but until after the accounting information for their period of service has been duly approved at a general shareholders’ meeting.

Pursuant to the Securities Market Law, the indemnification payable by the members and the Secretary and Alternate Secretary of the Board of Directors to the Company or the legal persons under its control or in which it exerts a significant influence, for the damages or losses incurred by them as a result of the actions taken or the decisions made by such individuals acting through the Board of Directors, or which the Board of Directors shall have failed to take or make due to its inability to convene, or, generally, as a result of a breach of such individuals’ duty of care, shall in no event exceed, in one or more instances and in any given year, from an amount equal to the aggregate net compensation paid to such members and officers of the Board of Directors by the Company or, as the case may be, the legal persons under its control or in which it exerts a significant influence, during the 12 (twelve) month period immediately preceding the relevant breach; provided, that the indemnification limitation set forth in this paragraph shall not apply in the event of willful misconduct, bad faith or acts which are unlawful under the Securities Market Law or other applicable laws.

The Company shall indemnify the members and the Secretary and Alternate Secretary of the Board of Directors and its executive officers against and shall hold them free and harmless from any liability to third parties in which they may incur in connection with the due performance of their duties and shall cover the amount of any indemnification for damages due and payable to such third parties, except in the event of willful misconduct, bad faith or acts which are unlawful under the Securities Market Law or other laws.

In performing their duties, the members of the Board of Directors shall aim to create value for the benefit of the Company without favoring any shareholder or group of shareholders. To such effect, they shall be required to act in a diligent manner, make thoughtful decisions and perform all of the other duties required of them by the Securities Market Law and these bylaws.

Holders of voting shares, including any limited or restricted voting shares, representing, individually or in the aggregate, five percent (5%) of the capital stock, shall be entitled to bring liability action under Article 38 (thirty-eight) of the Securities Market Law for the actions described in Chapter Two of Title Two of such law. In any event, any such action must be brought in respect  of the aggregate amount of the liabilities owed to the Company or the legal persons under its control or in which it exerts a significant influence, and not solely in respect of the personal stake of the plaintiff or plaintiffs.

ARTICLE TWENTY-TWO.- The Board of Directors, at its first meeting following the ordinary general shareholders’ meeting at which its members were appointed, or at any other meeting of such body, shall appoint a Chairman and a Secretary and may appoint a Co-Chairman, one or more Vice Chairmen, a Treasurer, an Alternate Treasurer, an Alternate Secretary and any such other officers as it may deem necessary or advisable, including in an honorary capacity or for life; provided, that the Chairman and, as the case may be, the Co-Chairman, must be members of the Board of Directors, and that the Secretary, the Treasurer, the Alternate Secretary and the Alternate Treasurer shall not be members thereof.

The Company, the Board of Directors and each of the officers appointed thereby, and the committees providing assistance to the Board of Directors, shall be required to comply with the provisions of the Securities Market Law relating to the management of a publicly traded limited liability company.

The officers of the Board of Directors shall perform the duties associated with their respective positions. Any such officer may be removed without cause by resolution of the Board of Directors. In the event of the Chairman’s temporary or permanent absence, the Co-Chairman, if any, or one (1) of the Vice Chairmen, indistinctly, if any, shall act in his stead, without prejudice of the ability of the Board of Directors to appoint at any time from among its members a director to act in the Chairman’s stead on either a temporary or permanent basis. In the event of the permanent absence of the Co-Chairman, if one has been appointed, he shall be replaced by any such individual as the Board of Directors may resolve to appoint in due course to such office.

In the event of the Treasurer’s or the Secretary’s temporary or permanent absence, the Alternate Treasurer or the Alternate Secretary, respectively, or, absent either, the individual appointed to such effect by the Board of Directors, shall act in his stead. The Board of Directors may also establish special committees or commissions which are in addition to those required by the Securities Market Law and these bylaws, and determine their powers and duties and the compensations payable to their members, if any.

None of the directors or their alternates, the Chairman or Co-Chairman of the Board, the Vice Chairmen, the Treasurer, the Alternate Treasurer, the Secretary, the Alternate Secretary or any other officer of the Board of Directors, if any, shall be authorized, solely by reason of his appointment, to make confessions on behalf of the Company and, accordingly, shall be precluded from offering any such evidence at any trial or in connection with any proceedings to which the Company is a party. The aforementioned authority shall be reserved to the individuals who may have been expressly granted a power of attorney for that purpose. Any given person may hold more than one office; provided, that the offices of Chairman of the Board and chair of the committees responsible for the performance of the audit and corporate practices functions may in no event be held by one and the same individual.

Notwithstanding the expiration of the term to which they were appointed, or their resignation, the directors shall remain in office for a period of up to 30 (thirty) calendar days if their successors have not been appointed or taken office, without regard to Article 154 (one hundred fifty-four) of the General Law on Companies.

The Board of Directors may appoint acting directors without need for any action by the shareholders’ meeting in the events set forth in the preceding paragraph or in the event described in Article 155 (one hundred fifty-five) of the General Law on Companies. The shareholders, at the first shareholders’ meeting following the occurrence of any such event, may ratify such appointments or appoint substitute directors, subject to the rights of the minority shareholders under section I (one) of Article 50 (fifty) of the Securities Market Law.

Directors may be reelected and shall be compensated as the ordinary general shareholders’ meeting may determine.

For purposes of the Securities Market Law, no Board member who may have engaged, directly or indirectly, in any activity in which the Company or the legal persons under its control or over which it has significant influence is engaged in the ordinary course of its business, shall be deemed to have taken advantage of or exploited a business opportunity belonging to the Company or the legal persons under its control or over which it has significant influence, taking into consideration that all of the members of the Board of Directors shall have been elected at an ordinary general shareholders’ meeting and shall for all legal purposes be deemed to have been granted any requisite waiver by the Company and its governing bodies.

ARTICLE TWENTY-THREE.- The Board of Directors shall have the rights and obligations set forth in the applicable statutes and these bylaws, and shall have the broadest powers and authority to adopt any such resolutions and perform any such acts as it may deem necessary or advisable in furtherance of the corporate purpose of the Company, irrespective of their nature, excluding the powers and authority that are expressly reserved by law or these bylaws to the shareholders’ meeting.

Without prejudice of the above, the Board of Directors shall perform the duties set forth in Article 28 (twenty-eight) of the Securities Market Law and shall have, without limitation, the power and authority to (a) deliberate and, as the case may be, adopt any such resolution as it may deem advisable in connection with the acts and arrangements of any committee of the Company, including those reflected in the reports that such committees are required to submit to the Board of Directors in accordance with these bylaws, (b) discuss and, as the case may be, adopt any such resolution as it may deem advisable in connection with sustainability matters (including any environmental, social and corporate governance issues and the assessment of the risks and opportunities associated therewith), (c) open and close any branches, agencies, offices or facilities, and (d) implement and/or oversee the observance of, directly or through the committee responsible for the performance of the audit functions, the resolutions adopted at any shareholders’ meeting.

ARTICLE TWENTY-FOUR.- The Board of Directors shall have authority to represent the Company as an attorney-in-fact vested with the broadest general powers, in connection with any:

(a) Lawsuits and collections, under the first paragraph of Article 2,554 (two thousand five hundred fifty-four) of the Civil Code for the Federal District (Código Civil para el Distrito Federal) (currently, Mexico City) and the corresponding articles of the Federal Civil Code (Código Civil Federal) and the civil codes for all of the states of the Mexican Republic, with all the powers of a general nature and those which are required by law to be expressly provided for in a special clause, including, in particular, the powers set forth in Article 2,587 (two thousand five hundred eighty-seven) of the aforementioned Code and the corresponding articles of the other civil codes referred to hereinabove.

(b) Acts of administration, under the second paragraph of Article 2,554 (two thousand five hundred fifty-four) of the Civil Code for the Federal District (currently, Mexico City) and the corresponding articles of the Federal Civil Code and the civil codes for all of the states of the Mexican Republic.

(c) Acts of domain and the issuance, execution, avalizing, endorsement and presentment of negotiable instruments, under the third paragraph of Article 2,554 (two thousand five hundred fifty-four) of the Civil Code for the Federal District (currently, Mexico City) and the corresponding articles of the Federal Civil Code and the civil codes for all of the states of the Mexican Republic, and under Article 9 (nine) of the General Law on Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito).

These powers may be exercised before private persons and all types of administrative or judicial authorities, whether federal or local, and before any federal or local Conciliation and Arbitration Board (Junta de Conciliación y Arbitraje) and labor authority. These powers confer, without limitation, the authority to (i) file all types of lawsuits and appeals, including constitutional (amparo) appeals; (ii) file requests for voluntary dismissal; (iii) settle disputes; (iv) submit to arbitration; (v) argue motions; provided, that this power may not be exercised by the Board of Directors, as a collegiate body, or by its members, individually, and must be delegated to an attorney-in-fact expressly authorized to such effect; (vi) assign property; (vii) file recusal motions; (viii) receive payments; (ix) file and withdraw criminal accusations and complaints, grant pardons where permitted by law and cooperate with prosecutors; (x) negotiate, discuss, execute and review collective bargaining agreements, and represent the Company before the labor authorities in any employment dispute to which the Company is a party or in which has an interest, either at the initial hearing or at any stage of the employment dispute resolution process, in the capacity of legal representative of the Company; (xi) engage in any transaction and execute, amend, terminate or rescind any agreement in furtherance of the corporate purposes of the Company; (xii) open and manage bank accounts and designate the individuals authorized to issue checks or request transfers of funds from such accounts; (xiii) make and withdraw all types of deposits; (xiv) enter into all types of financing transactions, including, without limitation, all types of credit transactions and the transactions known as financial derivative transactions, in the terms permitted by the applicable statutes; (xv) bind the Company as co-obligor with third parties and grant all types of real or personal guaranties on behalf of the Company, including, without limitation, mortgages, pledges, pledges in respect of listed securities, deeds of trust, bonds, avals or any other guaranty contemplated by the laws in effect in the Mexican Republic or abroad to secure obligations of the Company or of third parties; (xvi) represent the Company before any entity in which it holds an ownership interest, whether in connection with the purchase of subscription of shares of stock or other equity interests, its participation as a founding member or the exercise of the rights conferred thereto by the shares of stock or partnership or other interests held by the Company; (xvii) accept and exercise on behalf of the Company any mandate from any domestic or foreign national, whether to enter into contracts on their behalf or to represent them at trial; (xviii) appoint officers, employees and managers and determine their duties, obligations and compensations; and (xix) carry out any legal act, adopt any resolution that it may deem necessary or advisable to achieve the corporate purposes of the Company and, generally, represent the Company for all legal purposes.

In addition, the Board of Directors shall have the authority to:

(a) Substitute or delegate in full or in part the aforementioned powers and grant any general and special powers of attorney in any such terms and with any such authority as it may deem necessary or advisable, without prejudice of its right to exercise at any time any such power or authority; and revoke any substitution made or power granted by it or by any other corporate body or attorney-in-fact of the Company; and

(b) Upon substitution or delegation of the foregoing powers in full or in part to any third party, or upon granting to any third party any general or special powers in any such terms and with any such authority as the Board of Directors may deem necessary or advisable, convey to such third party, in full or in part, the authority set forth in paragraph (a) above, in order to enable such third party to substitute or delegate its powers in full or in part and to grant any general or special powers in any such terms and with any such authority as it may deem necessary or advisable within the limits of the authority specifically conferred upon it, without prejudice of the right of such third party to exercise at any time any such power or authority and, provided it has been granted the authority to do so, to revoke any substitution or power granted by it or by any other corporate body or attorney-in-fact of the Company.

ARTICLE TWENTY-FIVE.- The Board of Directors shall convene at least four (4) times per year. All meetings of the Board of Directors shall be held in Mexico City or in such other place within the Mexican Republic or abroad as the Board of Directors may designate to such effect, on any such dates as the Board of Directors may stipulate. The Chairman or the Co-Chairman of the Board, acting through the Secretary or the Alternate Secretary of the Board, shall give notice of these meetings to all members of the Board of Directors. In addition to the regular meetings provided for hereinabove, the Board of Directors may hold extraordinary meetings. In any event, the Chairman of the Board, the chair of the committee or committees responsible for the performance of the audit and corporate practices functions, or twenty-five percent (25%) of the directors, may call a meeting of the Board of Directors and include in the relevant agenda any such matters as he or they may deem advisable. The Secretary or the Alternate Secretary of the Board shall give no less than five (5) calendar days’ notice of the relevant meeting to all members of the Board of Directors, by any written means whatsoever.

The meetings of the Board of Directors shall be chaired by the Chairman or the Co-Chairman of the Board, indistinctly, or, in their absence, by any of the Vice Chairmen, indistinctly, or, in their absence, by the director in attendance appointed to such effect by a majority of the directors in attendance. The duties of the secretary of the meeting shall be performed by the Secretary or the Alternate Secretary of the Board or, in the absence of both, by any such individual as the directors in attendance may appoint to that effect.

ARTICLE TWENTY-SIX.- At any meeting of the Board of Directors:

(a) Each director shall be entitled to cast one vote. The alternate directors shall only be entitled to vote if attending and serving in the directors’ stead.

(b) The meetings of the Board of Directors shall be validly convened with the attendance of a majority of the directors, provided that a majority of the directors in attendance are Mexican nationals.

(c) The decisions of the Board of Directors shall be validly adopted if approved, at a minimum, by a majority of the directors in attendance at a duly convened meeting thereof. In the event of an impasse, the Chairman of the Board shall cast the deciding vote.

(d) Action by the Board of Directors on any of the matters specified in paragraphs one (1) through twelve (12) of Article Thirty-two of these bylaws shall require prior consultation with the Executive Committee. To such effect, the Executive Committee shall be required to issue its recommendation within 10 (ten) calendar days from the request of the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. In the event of the Executive Committee’s failure to deliver a recommendation within such period of time, or should its members be unable to reach an agreement at a meeting of such Committee for which adequate notice was given, the Board of Directors shall be authorized to take action on any such matter at a validly convened meeting thereof, irrespective of the lack of a recommendation from the Executive Committee.

Notwithstanding the above, should a majority of the members of the Board of Directors, any corporate body of the Company or the Chief Executive Officer determine in a reasonable manner and in good faith that time is of the essence and that action on a matter that would be otherwise subject to review by the Executive Committee cannot wait until such matter is reviewed and considered at the next meeting thereof, action on that specific matter may be taken by the Board of Directors at a duly convened meeting thereof or pursuant to a resolution adopted in accordance with Article Twenty Seven (27) of these bylaws, or by any corporate body of the Company or the Chief Executive Officer, irrespective of the lack of a recommendation from the Executive Committee.

(e) The minutes of each meeting of the Board of Directors shall contain a record of the resolutions adopted thereat, shall be entered in the relevant minute book and shall be signed for any applicable purposes by the chairperson and the secretary of the relevant meeting.

ARTICLE TWENTY-SEVEN.- Pursuant to the last paragraph of Article 143 (one hundred forty-three) of the General Law on Companies, the Board of Directors and the committees established thereby may validly adopt resolutions without need for a formal meeting attended in person by their respective members. In any event, the resolutions adopted without a meeting shall require approval by the affirmative vote of all members of the relevant body or, in the event of the permanent absence or incapacitation of any such member, the affirmative vote of the relevant alternate, and shall have full force and effect if confirmed in writing in accordance with the following:

(a) The Chairman, of his own accord or at the request of any two (2) members of the Board of Directors or the relevant committee, shall give oral or written notice of any action proposed to be taken without a meeting and of the reasons that warrant such action, by any such means as he may deem advisable, to all members or, as the case may be, alternate members of the relevant corporate body. Likewise, the Chairman shall provide to all such individuals, upon request, all such documents and clarifications as they may require to such effect. For purposes of any such communication, the Chairman may seek assistance from 1 (one) or more members of the Board of Directors or of any such committee as he may deem advisable, the Secretary or the Alternate Secretary.

(b) If all of the members of the Board of Directors or the relevant committee or, as the case may be, their alternates, shall have given their oral consent to the actions or resolutions submitted to their consideration, they shall be required to confirm such consent in writing, no later than on the second (2nd) business day immediately following the date on which they gave their oral consent, in the manner prescribed in subparagraph (c) below. The written confirmation shall be delivered to the Chairman, the Secretary and/or the Alternate Secretary by registered mail, courier, email or any other means that ensures its receipt within 2 (two) business days.

(c) For purposes of paragraph (b) above, the Chairman, directly or through the individuals assisting him, shall deliver in writing to each member of the relevant corporate body a formal draft of the decisions or resolutions intended to be adopted without a meeting and any such other documents as he may deem necessary; and, upon any necessary revisions, such draft shall be duly signed at the bottom by each member of the Board of Directors or the relevant committee, as the case may be, and returned to the Chairman, the Secretary and/or the Alternate Secretary.

(d) Immediately upon receipt of the written confirmations of all members of the relevant corporate body, the Chairman, the Secretary and/or the Alternate Secretary shall enter in the relevant minute book the instrument containing the relevant resolutions, as approved, which shall become fully effective for all legal purposes when signed by the Chairman and the Secretary.

(e) The instrument containing the relevant decisions or resolutions shall be dated as of the date on which the oral or written consents of all of the relevant members shall have been secured, irrespective of whether such consents shall have been confirmed in writing as of such date, and such confirmations shall be incorporated into the records maintained by the Secretary of the Company upon their receipt. The written comments of the members of the Board of Directors or the relevant committee to the draft resolutions, if any, shall be likewise incorporated into such records.

ARTICLE TWENTY-EIGHT.- During the performance of its duties, including the oversight of the management, conduction and execution of the business operations of the Company and the legal persons under its control, the Board of Directors shall be aided by one or more committees established by it to such effect, which shall include one or more committees responsible for the performance of the audit and corporate government functions. Accordingly, the Company, the Board of Directors and each of the committees established by the latter shall be subject to the provisions of the Securities Market Law relating to the oversight of the management, conduction and execution of the business operations of the Company and the legal persons under its control.

The committee or committees responsible for the performance of the audit and corporate practices functions shall be comprised exclusively of independent directors as prescribed by Article 25 (twenty-five) of the Securities Market Law, and of a minimum of three (3) members appointed by the Board of Directors.

The chairman or chairmen of the committee or committees responsible for the performance of the audit and corporate practices functions shall be appointed and/or removed exclusively by the ordinary general shareholders’ meeting. Such chairman or chairman shall be ineligible for service as Chairman of Board and shall be selected on the basis of their experience, recognized skill and professional reputation.

The aforementioned committee or committees shall adopt any such internal rules and determinations as it or they may deem advisable for the adequate performance of its or their duties.

If the number of members of the committee responsible for the performance of the audit duties shall decrease to less than the requisite minimum for any reason and the Board of Directors does not fill the vacancy or appoint provisional members in accordance with Article 24 (twenty-four) of the Securities Market Law, any shareholder may request that the Chairman of the Board call an ordinary general shareholders’ meeting within three (3) calendar days to make the relevant appointments. If the call is not issued within the aforementioned period of time, any shareholder shall have the right to appear before the judicial authority sitting in the Company’s domicile and request that the call be issued by such authority. If the aforementioned meeting does not convene or, if having convened does not appoint the relevant directors, such directors shall be appointed by the judicial authority sitting in the Company’s domicile, at the request and recommendation of any shareholder, and shall serve until the permanent appointments are made at an ordinary general shareholders’ meeting.

The committee or committees responsible for the performance of the audit and corporate practices functions shall assist the Board of Directors in overseeing the management, conduction and execution of the business operations of the Company and the legal persons under its control and shall perform the duties and activities and satisfy the obligations imposed upon such committee or committees by the Securities Market Law, the general rules issued by the National Banking and Securities Commission and these bylaws, including, in particular, the activities referred to in Article 42 (forty-two) of such law. Such committee or committees may also perform any other activity associated with the aforementioned functions contemplated by or set forth in such law or these bylaws, and any activity entrusted to it or them by the Board of Directors and which is consistent with the duties imposed upon it or them by such law. The Board of Directors may assign to the committees referred to in the foregoing Article additional duties with respect to any other matter. In issuing the opinions referred to in Article 42 (forty-two) of the Securities Market Law, and in connection with the preparation of the reports required by Article 43 (forty-three) thereof, the committees responsible for the performance of the audit and corporate practices functions shall consult with the executive officers and, should they be of diverging opinions, shall include a description of such divergences in their opinions and reports.

ARTICLE TWENTY-NINE.- The committee or committees responsible for the performance of the audit and corporate practices functions shall convene at any such time as they may deem it advisable and may be called to convene by their respective chairmen or by the Secretary or Alternate Secretary of the Board of Directors. The ordinary and extraordinary meetings of such committees shall be validly convened with the attendance of a majority of their members and their decisions must be approved by the affirmative vote of a majority of the members in attendance.

CHAIRMAN OF THE BOARD

ARTICLE THIRTY.- The Chairman of the Board of Directors, who must be a Mexican national, shall preside over all shareholders’ and board meetings, shall serve as the legal representative of the Board of Directors, shall implement the resolutions adopted at any shareholders’ or board meeting, except where one (1) or more delegates shall have been appointed to such effect at the relevant meeting, shall exercise general oversight with respect to the affairs of the Company and the full observance of these bylaws, the regulations, resolutions and decisions of the shareholders’ and board meetings, and the applicable statutes, and shall sign the minutes of all shareholders’ and board meetings together with the Secretary.

SECRETARY

ARTICLE THIRTY-ONE.- The Secretary shall have any such powers and authority as the Board of Directors may determine and shall keep the minute books and enter in one such book the minutes of each shareholders’ meeting, which shall be signed by such officer and by the Chairman, and in another such book the minutes of the Board of Directors. In the event of the Secretary’s absence, the Alternate Secretary or, in his absence, any individual appointed to such effect by the chairperson, shall serve in his stead.

EXECUTIVE COMMITTEE

ARTICLE THIRTY-TWO.- The ordinary general shareholders’ meeting shall appoint, by the affirmative vote of a majority of the shares of common stock, an Executive Committee comprised of any such number of members and alternates as such shareholders’ meeting may determine, from among the members of the Board of Directors. A majority of the members of the Executive Committee must be Mexican nationals and be appointed by the affirmative vote of a majority of the shares of common stock.

The Executive Committee shall be subordinated to the Board of Directors and shall have the powers and authority set forth in Article Thirty-two (32) of these bylaws; provided, that the powers and authority conferred upon the Executive Committee shall not include those which are reserved by the applicable laws or these bylaws to another corporate body of the Company. The Executive Committee shall not be authorized to delegate in full its powers and authority to any attorney-in-fact or delegate, but shall have the authority to confer any such general or special powers of attorney as it may deem advisable and to designate the individuals authorized to implement its resolutions.

Subject to the provisions contained in these bylaws, the Executive Committee shall be specifically required to perform an initial review of and approve or, as the case may be, submit to the Board of Directors for approval its recommendations with respect to the following matters:

1.- Any amendment to, change in or other modification or full restatement of these bylaws.

2.- The issuance, authorization, cancellation, alteration, modification, reclassification or redemption of or any change in any securities representing the capital stock of the Company or any of the legal persons under its control.

3.- The sale or other disposition (excluding those involving inventories or obsolete assets and assignments in the ordinary course of the business activities of the Company or any of the legal persons under its control) of, or the creation of any lien (excluding any lien created by operation of law) on, any asset of the Company or the legal persons under its control, with a value in excess of the Mexican peso equivalent of one hundred seventy-five million dollars, the legal tender in the United States of America.

4.- The deployment of any new line of business in conjunction with, or the acquisition by the Company or any of the legal persons under its control of any interest in, any other legal person or entity, involving an amount equal to or in excess of the Mexican peso equivalent of one hundred million dollars, the legal tender in the United States of America.

5.- The discussion of the annual capital expenditures budget.

6.- The review and consideration of any transaction involving additional net debt of, or new loans for or issuances of securities by, the Company or the legal persons under its control in excess of the Mexican peso equivalent of one hundred fifty million dollars, the legal tender in the United States of America, or any new revolving credit facility that would enable the Company or any of the legal persons under its control to borrow, through a single disbursement, funds in an aggregate amount in excess of the Mexican peso equivalent of one hundred fifty million dollars, the legal tender in the United States of America.

7.- The discussion of the annual business plan or budget.

8.- The review and consideration of the Chief Executive Officer and the members of the senior management of the Company.

9.- Any merger or similar transaction involving the Company or the legal persons under its control.

10.- The execution of any agreement or transaction with or for the benefit of any holder or group of holders of a controlling interest in the Company or the legal persons under its control, if such transaction is not contemplated by the policies adopted by the Executive Committee.

11.- The discussion of the dividend policy of the Company.

12.- The transfer of any material trade name or trademark, or of the goodwill associated therewith.

Notwithstanding the above, the preceding matters may be resolved, indistinctly, by the Executive Committee or by the Board of Directors, with the participation of a majority of the members of the Executive Committee, in the events set forth in these bylaws, subject to the satisfaction of the requirements set forth in paragraph (d) of Article Twenty-six.

The Executive Committee shall function validly with the attendance of a majority of its members, and its resolutions shall be valid if adopted by a majority of votes of the members in attendants. The members of the Executive Committee shall be required to use their best efforts to reach a consensus on the matters submitted thereto for consideration.

In the event of a tie, the Chairman of the Executive Committee shall cast the deciding vote.

The Executive Committee shall meet as frequently as it may be necessary to remain engaged on a permanent basis in the matters within its purview. In any event, the Executive Committee shall convene whenever it may deem it necessary. Notice of the meetings of the Executive Committee shall be sent (by registered mail, courier, email or any other means that ensures its receipt) to all members thereof at least 5 (five) calendar days prior to the scheduled date for the meeting; provided, that such period of time may be reduced or the notice requirement waived with the consent of all such members. The notice shall contain, among other things, an agenda describing in reasonable detail all of the matters that will be discussed at the meeting and shall be accompanied by copies of the documents that will be discussed at the meeting. If a meeting of the Executive Committee shall have been called and a matter not included in the agenda shall have been brought before it without the members of such committee having received all of the documents pertaining to such matter, and if no unanimous decision shall have been reached, then any action on such matter shall be postponed until the next meeting of the Executive Committee, until unanimously approved or until all of the aforementioned requirements shall have been met.

Notwithstanding the above, should a majority of the members of the Executive Committee determine in a reasonable manner and in good faith that time is of the essence and that action on a matter that would be otherwise subject to review by the Executive Committee cannot wait until such matter is reviewed and considered at the next meeting thereof, action on that specific matter may be taken by a majority of the members present, provided that such matter has been discussed with all of the members of the Executive Committee prior to the adoption of any resolution and that the point of view of each member of Executive Committee is reflected in the minutes of the next meeting thereof. The Executive Committee shall establish its own operating rules based on the provisions contained in these bylaws, and shall submit such rules for approval to the Board of Directors.

INDEPENDENT AUDITOR

ARTICLE THIRTY-THREE.- The Company shall have an independent auditor who may be called to attend the meetings of the Board of Directors as a guest and may address such meetings but shall not be entitled to vote thereat and shall refrain from being present during the deliberations with respect to any item of the agenda in which he has a conflict of interest or which may compromise his independence.

The independent auditor of the Company shall be required to issue a report with respect to the financial statements prepared in accordance with the generally accepted audit procedures and accounting principles. During his term in office, the independent auditor shall perform the duties and activities and satisfy the obligations imposed upon him by the Securities Market Law and the general rules issued by the National Banking and Securities Commission.

CHIEF EXECUTIVE OFFICER

ARTICLE THIRTY-FOUR.- The management, conduction and execution of the business activities of the Company and the legal persons under its control shall be entrusted to the Chief Executive Officer, subject to the strategies, policies and guidelines approved by the Board of Directors.

For purposes of the performance of his duties, the Chief Executive Officer shall have the broadest powers of attorney to represent the Company in connection with any administration matters and lawsuits and collections, including the powers that are required by statute to be provided for in a special clause. The terms and conditions of the power of attorney for acts of domain of the Chief Executive Officer shall be determined by the shareholders’ meeting or the Board of Directors of the Company.

Without prejudice of the above, the Chief Executive Officer shall be required to:

(a) Submit to the Board of Directors, for their approval, the business strategies of the Company and the legal persons under its control, based on the information provided by such persons.

(b) Implement the resolutions of the shareholders’ meetings and the Board of Directors in accordance with the instructions provided such by such meetings or by the Board.

(c) Recommend to the committee responsible for the performance of the audit duties the adoption of internal control and internal audit guidelines of the Company and the legal persons under its control, and implement any such guidelines with respect thereto as the Board of Directors of the Company may determine.

(d) Sign any relevant information on Company, together with the executive offices responsible for its preparation within their purviews.

(e) Disclose any relevant information or event that is required to be publicly disclosed, in accordance with the Securities Market Law.

(f) Comply with the provisions applicable to any transaction involving the repurchase and sale by the Company of shares of its own stock.

(g) Institute, directly or through an authorized delegate, remedial and liability actions relating to matters within his purview or pursuant to the instructions of the Board of Directors.

(h) Verify the payment of all capital contributions by the shareholders.

(i) Satisfy the requirements set forth in the law and these bylaws with respect to the payment of dividends to the shareholders.

(j) Ensure the adequate maintenance of all accounting, record keeping or information systems of the Company.

(k) Prepare and submit to the Board of Directors the report referred to in Article 172 (one hundred seventy-two) of the General Law on Companies, excluding paragraph (b) thereof.

(l) Establish internal mechanisms and controls to ascertain that the acts and transactions executed by the Company and the legal persons under its control are carried out in accordance with the applicable statutes, provide follow-up in connection with the results of such internal mechanisms and controls and adopt any such measures as may prove necessary in connection therewith.

(m) Institute liability action under the Securities Market Law and these bylaws against any related person or third party who may have caused any damage to the Company or the legal persons under its control or over which it has significant influence, unless the Board of Directors, taking into consideration the prior opinion of the Audit Committee, shall have determined that such damage is not material.

ARTICLE THIRTY-FIVE.- For purposes of the performance of his duties and activities and of the adequate satisfaction of his obligations, the Chief Executive Officer shall seek assistance from the executive officers designated to such effect and from any other employee of the Company or any of the legal persons under its control.

FISCAL YEAR, ANNUAL REPORTS TO THE
SHAREHOLDERS, AND PROFITS

ARTICLE THIRTY-SIX.- Fiscal years shall align with calendar years except in the events set forth in the applicable statutes.

Pursuant to Section IV (four) of Article 28 (twenty-eight) of the Securities Market Law, the Board of Directors shall be required to submit to the shareholders, at the general shareholders’ meeting immediately following the end of the previous fiscal year:

(a) The report submitted by the chairman or chairmen of the committee or committees responsible for the performance of the audit and corporate practices, pursuant to Article 43 (forty-three) of the Securities Market Law;

(b) The report submitted by the Chief Executive Officer pursuant to Article 44 (forty-four) of the Securities Market Law, together with the report of the independent auditor;

(c) The opinion of the Board of Directors with respect to the contents of the report of the Chief Executive Officer referred to in the preceding paragraph;

(d) The report of the Board of Directors referred to in paragraph (b) of Article 172 (one hundred seventy-two) of the General Law on Companies, with respect to the principal accounting and information policies and criteria followed in the preparation of the financial information; and

(e) A report on the operations and activities in which the Board of Directors was involved in accordance with the Securities Market Law.

ARTICLE THIRTY-SEVEN.- At a minimum, five percent (5%) of the net profits reflected in the financial statements approved at the general shareholders’ meeting shall be segregated each year and allocated to the creation, increase or replenishment of the legal reserve fund prescribed by the General Law on Companies, until such fund shall equal twenty percent (20%) of the paid-in capital of the Company; provided, that the shareholders may also segregate other amounts and allocate them to the creation of any such extraordinary, special or additional funds as they may deem advisable, or to the creation or increase of any general or special reserve. The remainder of the profits may be allocated and distributed in any such manner as may be determined by the ordinary general shareholders’ meeting or, as the case may be, the Board of Directors if authorized to such effect, including, as the case may be, to the acquisition of shares of the Company’s own stock in accordance with the applicable statutes.

The distribution of profits shall be governed by Article 19 (nineteen) of the General Law on Companies. Following the declaration of any dividend, the ordinary general shareholders’ meeting or, as the case may be, the Board of Directors, shall determine the date on which such dividend shall be paid. Any dividends which are not claimed within five (5) years from their scheduled payment date shall be deemed waived and assigned to the Company.

DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY-EIGHT.- The Company shall be dissolved upon the occurrence of any of the following events:

(a) The unattainability of the primary purpose for which the Company was organized, or the achievement of such purpose.

(b) The issuance of a judicial or administrative decision by a competent court, in the events set forth in the applicable laws.

(c) The adoption of a resolution to such effect at an extraordinary shareholders’ meeting.

(d) The decrease of its number of shareholders to less than the minimum prescribed by the General Law on Companies.

(e) The loss of two-thirds of its capital.

ARTICLE THIRTY-NINE.- Should it become necessary to liquidate the Company, the shareholders shall appoint one or more liquidators at an extraordinary general shareholders’ meeting. If more than one, the liquidators shall be appointed on a joint and several basis.

The liquidator or liquidators who need not be shareholders, officers or directors of the Company, shall be authorized to wind up the operations of the Company and liquidate its business; to collect its accounts receivable and pay its accounts payable; to sell the assets of the Company at prices which are adequate to be adequate to the best of their knowledge and ability; upon satisfaction of all of the debt obligations of the company, distribute among the shareholders, on a pro rata basis according to the number of shares held by each, any remaining assets; take any such actions as may deem necessary or advisable to consummate the liquidation of the Company in accordance with articles 242 (two hundred forty-two), 248 (two hundred forty-eight) and other related articles of the General Law on Companies; and, upon consummation of the liquidation, cancel the registration of the Company. The liquidator or liquidators shall have any such other powers and authority as may be conferred upon them by the shareholders’ meeting upon their appointments. In the event of dissent among the liquidators, a general extraordinary shareholders’ meeting shall be called to resolve upon the subject matter of the disagreement.

GOVERNING LAW AND JURISDICTION

ARTICLE FORTY.- Any matter which is not contemplated by these bylaws shall be governed by the Securities Market Law, the general rules issued by the National Banking and Securities Commission, the General Law on Companies and the other statutes referred to in Article 5 (five) of the Securities Market Law. Any dispute arising as a result of the execution, interpretation or performance of these bylaws shall be submitted to the federal courts of the Mexican United States and the federal courts sitting in Mexico City. For purposes of any dispute between the Company and its shareholders, or among such shareholders in connection with any matter pertaining to the Company, the former and, by reason of their subscription or acquisition of any shares, the latter, expressly submit to the federal laws of the United Mexican States and to the jurisdiction of the federal courts sitting in Mexico City, waiving any other jurisdiction to which they may be entitled by reason of their present or future domiciles.

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